POWER OF ATTORNEY


March 1, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

To Whom It May Concern:

By means of this letter, I authorize F. H. Merelli, Paul Korus,
Thomas A. Richardson, or any one of them individually, to:

1.	Execute on my behalf, in my capacity as an officer and/or
	director of Cimarex Energy Co. all forms required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended.

2.	Do and perform any and all acts on my behalf which may be
	necessary or desirable to complete and execute any such forms, complete and execute any amendments thereto and timely file such forms with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

3.	Take any other action of any type whatsoever in connection
	with the foregoing which, in the opinion of such person, may be of benefit to me, in my best interest or legally required of me, it being understood that the documents executed by such person on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such person may approve in his or her discretion.

I acknowledge that the above named persons, in serving as attorneys-in-fact at my request, are not assuming, nor is Cimarex Energy Co. assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934 and the rules thereunder. This authorization will remain in effect until revoked in writing by me.

Sincerely,


/s/ Richard S. Dinkins

Richard S. Dinkins